Exhibit 99.2
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Explanation of Responses, Footnote 1:

Mr. Perlmutter may be deemed to possess the sole power to vote and dispose of an aggregate amount of 29,195,662 shares of Common Stock.

Mr. Perlmutter directly owns:

     (i)   156,250 currently outstanding shares of Common Stock and
     (ii) options that are immediately exercisable for 500,000 shares of Common Stock.

Indirectly, Mr. Perlmutter may be deemed to beneficially own an additional 28,539,412 shares of Common Stock owned directly or indirectly by the Isaac Perlmutter Trust 01/28/1993, a Florida revocable trust (the "Perlmutter Trust").

The Perlmutter Trust is the sole stockholder of Object Trading Corp. and Zib, Inc. Object Trading Corp. and Zib, Inc. are Florida corporations.

The Perlmutter Trust directly owns 10,222,087 shares of Common Stock.

Indirectly, the Perlmutter Trust may be deemed to beneficially own an additional 14,622,680 and 3,694,645 shares of Common Stock owned directly by Object Trading Corp. and Zib, Inc. respectively.